225 Franklin Street Boston, MA 02110-2804 United States of America

News Release

For Release:	FOR IMMEDIATE RELEASE

Contact:	Investors and Analysts:	Kelley MacDonald	Media:	Carolyn Cichon	Arlene Roberts
		+1 617/664-2888		+1 617/664-8672	+1 617/664-3933

STATE STREET ANNOUNCES IMPLEMENTATION OF EXPENSE
REDUCTION PROGRAM EXPECTED TO GENERATE
$125 MILLION IN COST SAVINGS IN 2003

Company Expects to Report Improved Second Quarter Operating Results
on July 15th Compared to the First Quarter

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        BOSTON, MA, July 8, 2003 – State Street Corporation (NYSE: STT), the world's leading specialist in meeting the needs of sophisticated global investors, announced today that it has implemented an operating expense reduction program, previously announced on April 10th, that is expected to result in approximately $125 million in cost savings for the second, third and fourth quarters of 2003, all else being equal. The cost savings will be achieved by reducing direct controllable expenses and through a voluntary employee separation program, which will reduce the company’s workforce by approximately 3,100 positions. Because the response to State Street’s voluntary program was stronger than expected, largely because this is the first broad separation program the company has implemented, State Street plans to add 800-1000 employees to its workforce over the next four quarters.

        The company expects to record a pre-tax restructuring charge of approximately $296 million, or $0.58 per share, relating to severance benefits and related expenses, substantially all of which will be recorded in the second quarter.

         “We acted decisively to position State Street for improved profitability,” said David A. Spina, chairman and CEO of State Street Corporation. “We have significantly reduced our cost structure while retaining key talent and ensuring continuity in our high-quality client service through staggered departures and selective ongoing hires. Going forward, we plan to continue to focus on managing costs while using our significant economies of scale to improve our operational leverage, and aligning resources to support growth areas in our business. State Street is a stronger company for our stockholders, our clients and our employees over the long term as a result of these important initiatives."

        Excluding the restructuring charge, the company expects to report improved operating results for the second quarter ended June 30, 2003, compared to the first quarter. The operating performance reflects the initial effects of the expense control program, new business and the continued success of the integration of the Global Securities Services business.

        Commenting on the successful integration of the Global Securities Services business acquired from Deutsche Bank in January 2003, Spina said, “I am very pleased with the positive response we are receiving from GSS clients. Our acceptance in European markets is illustrated by the new business we are winning from Depotbank clients such as Deutscher Ring Versicherungen, one of Germany’s leading insurance companies.”

        The $125 million reduction in expenses anticipated this year is in addition to the $125 - $150 million in pre-tax savings expected this year from synergies in State Street’s acquisition of the Global Securities Services business.

        State Street Corporation is the world's leading specialist in providing sophisticated global investors with investment servicing, investment management, investment research and trading services. With $7.9 trillion in assets under custody and $788 billion in assets under management, State Street is headquartered in Boston, Massachusetts and operates in 22 countries and over 100 markets worldwide. For more information, visit State Street's web site at www.statestreet.com or call 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 202/266-3340 outside those countries.

        This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment. Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street’s business mix, the dynamics of markets State Street serves, and State Street’s success at integrating and converting acquisitions into its business. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street's 2002 annual report and subsequent SEC filings. State Street encourages investors to read the corporation's annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, July 8, 2003, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

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